Exhibit 99.1

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EDITED TRANSCRIPT
TDW - Q3 2016 Tidewater Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 03, 2016 / 04:00PM GMT

OVERVIEW:
Co. reported 3Q16 net loss of $19.5m or $0.42 per share.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc. - EVP and Chief IR Officer

Jeff Platt Tidewater Inc. - President, CEO, and Director

Quinn Fanning Tidewater Inc. - EVP and CFO

Jeff Gorski Tidewater Inc. - EVP and COO

CONFERENCE CALL PARTICIPANTS

James West Evercore ISI - Analyst

Gregory Lewis Credit Suisse - Analyst

Turner Holm Clarksons Platou Securities - Analyst

Joe Gibney Capital One Southcoast, Inc. - Analyst

Daniel Burke Johnson Rice & Company - Analyst

Mark Brown Seaport Global Securities - Analyst

Bill Gerding Citigroup - Analyst

PRESENTATION

Operator

Welcome to the fiscal 2016 third-quarter earnings conference call. My name is Christine, and I will be the operator for today's call. (Operator Instructions) Please note that this conference is being recorded.

I will now turn the call over to Mr. Joe Bennett. You may begin.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

Thank you, Christine. Good morning, everyone, and welcome to Tidewater's third-quarter fiscal 2016 earnings results conference call for the period ended December 31, 2015. I am Joe Bennett, Tidewater's Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; and Quinn Fanning, our Executive Vice President and CFO. We'll follow our usual conference call format. Following these formalities, I'll turn the call over to Jeff for his initial comments, to be followed by Quinn's financial review. Jeff will then provide some final wrap-up comments, and then we'll open up the call for your questions.

During today's conference call we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company's actual future performance to be materially different from that stated or implied by any comment that we may make today during the call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater's most recent Form 10-K.

With that, I'll turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Thank you, Joe; and good morning to everyone. Yesterday after the market's close, we reported a net loss for our fiscal 2016 third quarter ended December 31, 2015, of $19.5 million or $0.42 per share, inclusive of two items that are highlighted in our quarterly earnings press release: a $0.26 per share after-tax non-cash asset impairment charge and a $0.09 per share after-tax foreign exchange loss included in our equity pickup line and related to our joint venture company in Angola.

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If we adjust our results for these after-tax charges, our loss for the quarter would have been $3.1 million or $0.07 per common share. That performance is considerably better than the First Call estimate and reflects the hard work of our employees in dealing with this downturn by controlling those things within our control -- specifically our operating and G&A costs. Equally important is that we've achieved these results without compromising any of Tidewater's core disciplines: outstanding safety performance, adhering to a high-level standard of regulatory compliance, and delivering high-quality service every day to our customers.

You are likely aware that our Board of Directors last week approved management's recommendation to suspend our quarterly dividend and common stock repurchase program. The Board agreed with management's recommendation that, given the challenges currently facing the oil service sector and the continuing uncertainty as to the severity and longevity of this downturn, it was prudent to further preserve our cash. The suspension of our dividend will preserve approximately $47 million in cash annually.

So far this fiscal year we have not purchased any shares under the remaining $100 million authorization, which was set to expire on June 30, 2016. Our financial priority remains strengthening our balance sheet and liquidity position as we navigate through this difficult market.

Before turning the call over to Quinn, who will walk you through our financial results, I'd like to highlight some of our financial results in the quarter. Our roughly $218 million in revenues for the third quarter was down significantly from a year ago. It was also down materially from the prior quarter.

Importantly, though, we were able to continue to reduce vessel operating costs, resulting in an increase to our vessel operating margin to 41.25% in the quarter, up from the average of about 40% in our first and second fiscal quarters. The increase in vessel operating margin percentage, given the decrease in revenues in the quarter, speaks to the success of our continued focus on controlling those things we can control.

Another example of controlling those things we can control was the reduced amount of G&A costs we incurred in the quarter. The $35.6 million we recorded was down by about $1.5 million from the prior quarter and over $11 million or 24% from last year's December quarter. Our global employment level since the summer of 2014 is down approximately 22%. The majority of this headcount reduction has been related to fleet personnel, as we continued to stack additional vessels in the quarter. We have also reduced certain shore-based and corporate headcount that is already reflected in our reduced G&A costs, and have recently decided to further streamline our organization from an operational management perspective, which will lead to additional cost savings over the next few quarters.

In addition to headcount reductions, we have also reduced wages in a number of areas. We will continue to evaluate and take additional steps as required by the reality of today's offshore market and the market we envision we will be operating in for the foreseeable future. The sizing of our organization for the level of business we expect to generate remains a continual process.

Despite the challenging offshore market, I'm pleased to say that our employees continue our industry-leading safety performance. We have yet to experience any lost time accidents this fiscal year; and our Total Recordable Incident Rate, TRIR, thus far for the fiscal year is 0.08 per 200,000 man-hours worked.

Maintaining our outstanding safety performance is a tribute to all of our employees who operate daily in extremely challenging offshore conditions. This record is important for delivering a high-quality service to our customers and, we believe, a key differentiator in securing work. Once again, I want to thank our employees around the world for their dedication to making Tidewater one of the safest companies operating offshore.

Let me now turn the call over to Quinn to walk you through the financial details of our results, expanding on some of my earlier comments. Quinn?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you, Jeff. Good morning, everyone. As you know, we issued our earnings press release after the market closed yesterday. We plan to file our quarterly report on Form 10-Q through the EDGAR filing service sometime this afternoon.

As Jeff noted, we reported a loss per diluted common share of $0.42 for the December quarter. Results for the December quarter included non-cash asset impairment charges totaling $0.26 per share after tax and foreign-exchange losses related to our Angolan joint venture totaling $0.09 per share after tax. Adjusting for these two items, our after-tax loss per share for the December quarter was $0.07.

Looking at the key drivers of operating results, as Jeff noted, vessel revenue for the December quarter, at approximately $213 million, was down approximately $51 million, or approximately 19% quarter over quarter. Approximately 60% of the quarter-over-quarter change reflects our stacking of previously active vessels that were expected to be underutilized in the coming quarters.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

In particular, the average active vessel count, at 215 vessels, was down 14 vessels quarter over quarter. During the just-completed quarter, we stacked 23 previously active vessels and we disposed of four previously stacked vessels. As a result, the stacked fleet during the December quarter averaged 56 vessels and was at 70 vessels at December 31, or up 19 vessels quarter over quarter. For reference, vessel revenue for the just-completed quarter is down approximately 44% relative to the December quarter of fiscal 2015.

Active vessel utilization at 74% was down approximately 4 percentage points quarter over quarter, and average day rates, at approximately $14,600, were off approximately 9% quarter over quarter. As discussed in our last earnings conference call, we remain focused on reducing operating costs and G&A, tightly managing our capital expenditures and preserving franchise value and adequate liquidity.

In that context, vessel operating costs in the December quarter, at approximately $125 million, were down approximately 21% quarter over quarter. Essentially all operating cost categories were down significantly quarter over quarter. For reference, vessel operating costs were down approximately 41% relative to the December quarter of fiscal 2015.

Vessel-level cash operating margin for the December quarter was approximately 41%. As Jeff noted, vessel margins largely reflect cost-cutting efforts, which are mitigating the impact of lower vessel revenue.

Total general and administrative expenses in the December quarter, at approximately $36 million, were down approximately $1.5 million quarter over quarter, largely reflecting the combined effects of cost reduction efforts and the downward revaluation of equity-based compensation costs due to Tidewater's lower share price at December 31. G&A for the December quarter is down approximately 24% relative to G&A in the December quarter of fiscal 2015. Combined OpEx and G&A in the December quarter is down approximately $96 million year-over-year, or approximately $385 million annualized.

CapEx, net of proceeds from asset dispositions, in the December quarter, was approximately $11 million. Remaining payments on nine vessels under construction as of December 31 were approximately $107 million, or $64 million when netted against approximately $43 million of amounts due from shipyards at December 31, which assumes Tidewater does not exercise options to construct an additional seven vessels. That is not an unreasonable assumption, given the current OSV market.

Subsequent to the December 31 balance sheet date, we took delivery of three newbuild vessels, including one 7,000 brake horsepower towing supply vessel and two deepwater PSVs. Payments on these three vessels made subsequent to the December 31 balance sheet date totaled approximately $31 million, so remaining payments on the six vessels under construction as of January 31 was approximately $76 million.

Also, note that we received approximately $12 million in refunds from a shipyard subsequent to December 31 as a result of our decision to not exercise an option on one of the seven option vessels that I just referenced.

As of January 31, 2016, remaining payments on construction in process, net of approximately $31 million of refunds still due from shipyard as of January 31 in regards to the six remaining option vessels, was approximately $45 million. We expect to expend this amount over the next six quarters or so.

As Jeff also noted, we recognized approximately $15 million in asset impairment charges in the December quarter in connection with our ordinary course review of the stacked fleet for possible asset impairments. As color, our sense is that the secondhand vessel market is less active and pricing is softer than it was 12 or 18 months ago, and this reality informs our valuation of vessels that are not expected to return to service in the near to intermediate term. Not surprisingly, there are fewer potential buyers looking for vessels, given the weaker oil and gas market. And most potential buyers seem to have more limited access to financing than they have historically. Nonetheless, we continue to have dialogue with potential vessel purchasers both within and beyond the broader oil and gas market. And, as noted, we have completed a handful of transactions in recent months.

In regards to the foreign-exchange losses related to our Angolan joint venture, which are included in the "Equity in net losses of unconsolidated companies" line of our income statement, Sonatide's foreign-exchange losses in the December quarter were approximately $17 million, and Tidewater recognized 49% of that amount in our financial results for the December quarter. The kwanza was further devalued in early January by plus 15%.

In regards to fleet profile and performance, as I mentioned earlier, Tidewater's active fleet averaged 215 vessels in the December quarter. Active deepwater vessels averaged 81 vessels in the December quarter and were down eight vessels quarter over quarter. Active towing supply vessels averaged 91 vessels in the December quarter and were down seven vessels quarter over quarter. Active other vessels, which include crew boats and offshore tugs, averaged 23 vessels and were down one vessel quarter over quarter.

As I noted earlier, utilization of the active fleet, at approximately 74%, was down approximately 4 percentage points quarter over quarter. Average day rates, at approximately $14,600, were down $1,300, or approximately 9%, quarter over quarter.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Utilization of active deepwater vessels in the December quarter was approximately 67%, or down approximately 6 percentage points quarter over quarter. Utilization of active towing supply vessels was approximately 77%, or down approximately 5 percentage points quarter over quarter. Utilization of other vessels was approximately 82% and was flat quarter over quarter.

Average day rates for deepwater vessels, at approximately $22,500, were down approximately $1,700, or approximately 7% quarter over quarter. Average day rates for towing supply vessels, at approximately $13,400, were down approximately $270, or approximately 2% quarter over quarter. Average day rates for the other vessels, at approximately $5,000, were down about $750, or approximately 12% quarter over quarter.

Looking at our four geographic reporting segments, for the sub-Saharan Africa and Europe segment, which accounted for approximately 37% of consolidated third-quarter vessel revenue, vessel revenue was off approximately 20% quarter over quarter. Average active vessel count in the sub-Saharan Africa and Europe segment, at 94 vessels, was off five vessels quarter over quarter. The average active sub-Saharan African fleet, at 88 vessels, was off five vessels quarter over quarter; and the average active North Sea fleet, at six vessels, was flat quarter over quarter.

Active vessel utilization across the sub-Saharan Africa and Europe segment, at 74%, was down approximately 3 percentage points quarter over quarter. And average day rates, at $13,700, were flat quarter over quarter. Within the sub-Saharan Africa and Europe segment, active utilization of sub-Saharan Africa was down approximately 2 percentage points quarter over quarter to 74%. Active utilization of the North Sea fleet was down approximately 14 percentage points quarter over quarter to 79%.

Note also that the active utilization statistics that I provided in early November in regards to the African and North Sea fleets for the September quarter were incorrect. The correct active utilization statistics were 76% for sub-Saharan Africa and 93% for the North Sea. I believe the numbers previously provided were the overall utilization percentages rather than active utilization percentages. So apologies for that.

For the Americas segment, which accounted for approximately 36% of consolidated third-quarter vessel revenue, vessel revenue was down approximately 15% quarter over quarter. The average active fleet in the Americas segment, at 61 vessels, was down four vessels quarter over quarter. Utilization of active vessels in the Americas segment, at approximately 68%, was down approximately 4 percentage points quarter over quarter. Average day rates within the Americas segment, at approximately $19,900 for the December quarter, were down approximately 3.5% quarter over quarter.

In the MENA segment, which accounted for approximately 19% of third-quarter consolidated vessel revenue, vessel revenue was down approximately 11% quarter over quarter. The active fleet in MENA, at 42 vessels, was down two vessels quarter over quarter. Utilization of active vessels in MENA, at approximately 77%, was down approximately 5 percentage points quarter over quarter. Average day rates in MENA, at approximately $13,700 for the December quarter, were flat quarter over quarter.

In the Asia-Pac region, which accounted for approximately 9% of third-quarter consolidated vessel revenue, vessel revenue was down approximately 40% quarter over quarter, largely reflecting a couple of vessels that were earning relatively attractive day rates completing their construction support contracts in Australia. The active vessel count in Asia-Pac, at 18 vessels, was down three vessels quarter over quarter.

Utilization of active vessels in Asia-Pac, at approximately 83%, was down approximately 9 percentage points quarter over quarter. And average day rates in Asia Pac, at approximately $13,600, were down $4,400 or approximately 25% quarter over quarter.

Looking at relative profitability, vessel-level cash operating margin in the December quarter was approximately 39% for sub-Saharan Africa and Europe; approximately 46% for the Americas segment; approximately 43% for MENA; and approximately 26% for the Asia-Pac region.

Turning to financing and investment issues, cash flow from operations for the nine months ended December 31 was $191 million as compared to $276 million for the comparable nine-month period of fiscal 2015. At December 31, our net due from affiliate related to our Angolan operations was approximately $166 million or down approximately $68 million since our March 31 fiscal year-end. Tidewater's Angola-related cash collections in the first nine months of the fiscal year were approximately $182 million, or approximately $10 million higher than the $172 million of vessel revenue related to our Angolan operations that we have recognized during the same period.

As to non-operating uses of cash, CapEx for the nine months ended December 31 was approximately $152 million, $45 million of which was funded by proceeds from asset dispositions and the return by shipyards of milestone payments that were previously paid by Tidewater pursuant to vessel construction contracts that were recently canceled by mutual consent of Tidewater and the shipyard.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Total debt at December 31 was $1.45 billion, which is down approximately $83 million since March 31, 2015, and is down approximately $47 million since September 30, 2015. Cash at 12/31 was approximately $48 million, and net debt to net book capital at 12/31 was approximately 37%. Net debt per share and net book value per share at 12/31 was approximately $30 and approximately $51, respectively.

Total liquidity at 12/31 was $648 million, including $600 million in availability in our bank credit facility. Jeff mentioned the suspension of the dividend and the buyback authorization, both of which will obviously enhance go-forward liquidity.

In closing, I'll note that at December 31, 2015, the Company was in compliance with all covenants set forth in its various debt facilities and note indentures. However, given the current weakness and projected trajectory of the offshore energy market, we have initiated a dialogue with the principal lenders in our bank credit facilities and certain noteholders in order to proactively position the Company to obtain any needed amendments and/or waivers of interest coverage covenants that are contained in certain debt facilities and senior note indentures. The dialogue has been constructive to date, and we'll update you as circumstances warrant our doing so.

And with that, I'll turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Thanks, Quinn. Let me state the obvious: there is little good news out there in the oil service sector. Nearly every meeting we have with our client reflects customers retrenching rather than expanding.

We understand what is driving their decisions: low oil prices. As a result of the global oil oversupply, our customers are finding their cash flows being squeezed significantly. Without a meaningful decline in oil output and/or a surge in demand, global oil prices will continue to be weak. We know from past experience that when E&P spending for new wells and sustaining existing producing wells is cut, eventually oil and gas output will fall. The problem is the uncertainty in the time that it will take for levels of oil production to decline and global oil inventories to begin to shrink.

For the past year, everyone's estimate about when oil inventories would stop rising has proven wrong. Until inventories plateau and begin to move in the opposite direction, it is difficult to expect to see any sustainable improvement in oil prices. In response to the ongoing squeeze on cash flows, our clients continue to push for lower costs. Quinn's comments and our press release have highlighted just how much our day rates have fallen in the quarter.

Overall, our average fleet day rate fell 9% sequentially, and our fleet utilization rate was 7 percentage points below the average utilization rate in the prior quarter. The drop in vessel utilization was dictated by depressed market conditions and is reflective of our stacking of an additional 23 vessels this quarter. Many of our competitors are similarly stacking their excess vessels in an attempt to cut costs and help stabilize vessel supply/demand.

Our clients are not the only sector of the oil market feeling the squeeze on cash flows. While our reduced revenue has had a significant negative impact on our cash flow from operations, our cost reduction efforts have worked to soften the blow. In addition to the cost reduction efforts I discussed previously, our disciplined management strategy has also positioned the Company with limited cash outflows at this time.

I'd like to emphasize something Quinn covered. We currently have only six remaining vessels in our construction commitment backlog and an additional six option vessels. The remaining payments for the six committed vessels total about $76 million. If we do not exercise any of the option vessels, we will receive about $31 million of expected refunds, resulting in a net CapEx of approximately $45 million in total.

We maintain the largest global footprint in the industry, which does provide us the ability to seek out and respond to market improvements wherever they may appear. That flexibility will become increasingly important as 2016 unfolds. We have the longest institutional history in this industry, having managed through 60-plus years of ups and downs. We have a cycle-tested management team, from our vessel captains and shore-based personnel up to the highest levels of our Company. We are dedicated to doing everything within our control to protect the Tidewater franchise and preserve shareholder value.

Right now, we are delivering that value by operating efficiently. We are working to ensure that we are well positioned when this cycle turns -- that we can grow our market share, restore our earnings momentum and deliver value to our loyal shareholders. With that, we are now ready for your questions. Christine?

QUESTION AND ANSWER

Operator

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(Operator Instructions) James West, Evercore ISI.

James West - Evercore ISI - Analyst

Good morning.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Good morning, James.

James West - Evercore ISI - Analyst

Jeff, or maybe Quinn, on a per-vessel basis, how much more can you squeeze out of costs? I mean, I understand stacking vessels, you're going to take most of the costs out; but vessels that are working -- how much more can costs come down?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

You know, Jim, you kind of reach a limiting factor. We've certainly reduced crew wages; we're working with all of our suppliers to reduce it. But unfortunately, the majority of the cost reduction on the active vessels -- I think it's -- the big prizes, so to speak, are in the rearview mirror.

So we're getting down to really not a lot left that we can do. That's not to say we're not going to continue to do it; but overall, the big cost reductions for us, and I think for the industry as a whole, are in the rearview mirror.

James West - Evercore ISI - Analyst

Okay, okay. That's helpful.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Let me just make one thing clear, we pushed it hard at the fleet level. But as Jeff highlighted, we are now focused on streamlining the area and regional management structures in order to eliminate potentially redundant shore-based staff and reduce costs in that way.

You know, we're spending a lot of time in kind of this second phase or third phase, whatever you'd like to think of it as, and trying to pull costs out of our supply chain. And we'd like to think that while we may have realized most of the wage reductions and staff reductions absent additional stackings, there are additional costs we expect to pull out of the system. But maybe not just from the rocks that we've turned over thus far.

James West - Evercore ISI - Analyst

Okay, got it. Thanks, Quinn; that's very helpful. And then as we think about keeping vessels active, are you having -- are any customers out there asking for additional term at this point, or kind of like the offshore drillers who were trading term -- or trading day rates for a term? Is any of that happening in the vessel market?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Yes, we have, I think, reported that in the past. And it still goes on. We have clients that are trying to come back for a second or even a third bite at the apple, at times. And we try to trade things for things. We've said that from the beginning.

James West - Evercore ISI - Analyst

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Right.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

So have we been able to increase term in cases? We have. And we try very hard to make sure that we are getting something in return rather than just a reduction in the day rate. So, yes that continues.

James West - Evercore ISI - Analyst

Right.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

So, yes.

Quinn Fanning - Tidewater Inc. - EVP and CFO

And we also, apart from rate renegotiations, have been awarded term contracts in multiple geographies in recent months. So the work continues, just at a lower level than it has historically. I think the other thing I'd highlight is that we have an objective of trying to maintain an active utilization level in the plus 70% range and that is really reflected a lot in our stacking activities, but there remains work, clearly at lower rates than it was 12 to 18 months ago; but, you know, we get our fair share of awards. And we'd like to think, given the counterparty risks that customers spend a lot of time thinking about today, is we'll get more than our fair share of awards.

James West - Evercore ISI - Analyst

Right, right, fair enough. Okay. Thanks, guys.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Thanks, James.

Operator

Gregory Lewis, Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

Yes. thank you, and good morning, gentlemen.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Good morning, Gregory.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Good morning, Greg.

Gregory Lewis - Credit Suisse - Analyst

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Quinn, I have a question. It looked like, I guess, a couple -- a lot of uncertainty in the market. A couple quarters ago you pulled back on some revenue guidance; I guess last quarter you pulled back on that guidance and were just giving some cost items. I mean, this quarter it seems like -- I didn't catch any guidance, correct?

Quinn Fanning - Tidewater Inc. - EVP and CFO

I think that's relatively consistent with what we're getting from our customers. There's not a lot of finalized budgets that are consistent with current levels of commodity price. We don't get a lot of transparency in order to prepare a forecast around it; and, as a result, our ability to provide guidance is more limited. I guess the guidance I would provide you is revenue will be what revenue is.

Quinn Fanning - Tidewater Inc. - EVP and CFO

And we will continue to -- and I don't mean to be flip -- and we will continue to try to adjust the cost structure to reflect the reality of that is a lower vessel revenue level. I guess the last question maybe had some underlying theme that maybe we didn't address.

What we haven't seen is something that would suggest customers have achieved a bottom, as they see it, and therefore they're trying to term up a lot of work for a near-term rebound in the business. So if that's what we were trying to get at before, that's not what we're seeing. We are seeing kind of ordinary-course term and spot awards and the like.

But again, the lack of guidance is not because we wouldn't love to give you guidance; it's because we have a limited ability to provide it. But, we are busy looking for opportunities to reduce costs, given whatever revenue will come our way. And we would like to think, as I mentioned earlier, that whatever revenue is out there, we'll get our share historically and perhaps a bit beyond that.

Gregory Lewis - Credit Suisse - Analyst

Okay, great. And then just -- I did notice that you did a great job of bringing down repair and maintenance costs in the quarter. Just as we think about -- was there anything specific to that quarter? Is it more just along the lines of, hey, we'll stack a lot of the older boats; this is our better fleet; and this is sort of the activity level? Or was it just something specific about that quarter?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Gregory, I think just, again, the drydocking has moved that number. We are looking at the fleet. We are in a fortunate position that the fleet, really across the board, is of good quality. So we have the ability to kind of move vessels in and out of contracts. But to say there was something that was unique in that quarter, no. It's something that we're squeezing everywhere we can.

Quinn Fanning - Tidewater Inc. - EVP and CFO

And I guess the other thing I'd mention is that it would be a misperception on your part or anybody's part to assume that we're only drydocking the higher-quality vessels. We have taken new deliveries of more than a handful of vessels and delivered them into our stacked fleet.

So we have, in some cases, brand-new equipment, which we believe will ,over the long-term, generate a lot of cash flow for us, which is not working currently. The vessels we are drydocking are the vessels that have contracts or expected to have contracts. And we are tending to not drydock everything else.

It doesn't means that there is not an occasional vessel that we'll drydock, because we've got a more than even chance of getting an award based on current tendering activity. But more often than not, what we are drydocking is what we have work for.

Gregory Lewis - Credit Suisse - Analyst

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Okay, great. And then just one more for me. Clearly, in most markets you guys are in, you're sort of the industry leader in that market. Just given all the uncertainty and sort of issues with, I imagine, a lot of your smaller competitors, has that created any opportunity for you to maybe win away work from a smaller, private company that you've been sort of competing head-to-head against over the last couple of years?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Gregory, we don't really have insight to that. We know in dialogue with some of our clients around the world -- their interest in financial viability of their suppliers is becoming something that is discussed more and more. Okay? So given that, and given at least our perception of what a lot of our competition -- a lot of our major competition -- where they sit, I think we are kind of -- we welcome that discussion. And other people, I think, would be a little bit more difficult.

I think as time moves on, you're going to see some people kind of fall by the wayside. That's certainly our expectation as this thing continues to play out, as difficult as it is right now.

Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Hey, thank you very much for the time.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thanks, Greg.

Operator

Turner Holm, Clarksons.

Turner Holm - Clarksons Platou Securities - Analyst

Hi, good morning, gentlemen. Thanks for taking my call.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Hi, Turner.

Turner Holm - Clarksons Platou Securities - Analyst

So, Quinn, you called out the discussions that you guys have initiated with the lenders. Clearly, we've seen changes in bank terms and even reductions all across the energy complex. You guys are definitely in compliance with all your covenants, but I'm just curious if you could give us any more color on the ongoing dialogues and, just more broadly, on the flexibility of the balance sheet?

Quinn Fanning - Tidewater Inc. - EVP and CFO

I think we'll leave the comments in regards to the dialogue with the banks and noteholders where I provided it. And you'll see similar disclosure in the 10Q that we will file this afternoon.

We think, certainly on a relative basis, our financial profile is strong; and I emphasize relative basis. If you look at the leverage on whatever metric you want to focus on of our competitors going into the downturn, we were certainly one of the more conservatively capitalized companies, particularly when you factor in new construction commitments relative to existing fleet size. But this has been a downturn that there's no hiding from, and we have been impacted like everybody else.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

You have emphasized, in some of your write-ups, there's two primary financial covenants in our bank facility and select indentures with debt-to-total cap covenant of 55% on a book basis, which we are substantially below. And then we've got the interest coverage covenant in select debt arrangements that I was speaking about before. The fact of the matter is whether it's your model or anybody else's model, EBITDA is trending in the wrong direction. And as a result, we decided to be proactive with our various constituencies. And then in order to position ourselves to get to the other side of this river, whatever its depth and width is; and again, that --.

Turner Holm - Clarksons Platou Securities - Analyst

But Quinn, you don't have any --.

Quinn Fanning - Tidewater Inc. - EVP and CFO

(multiple speakers) and we'll update you as circumstances warrant.

Turner Holm - Clarksons Platou Securities - Analyst

Sure. But just to be clear, you guys don't have any secured debt, right? So it's all unsecured. It's maybe increasing the level of security? Is that the kind of thing, maybe, that's being discussed? I understand if you can't give details but just curious.

Quinn Fanning - Tidewater Inc. - EVP and CFO

You can look at lots of examples out there in terms of energy and oilfield services companies that renegotiated their debt structures. And you'll see in our Q, we at least provide a limited menu of some of the adjustments that you could see to our credit facilities or indentures.

But, again, I wouldn't want to prejudge negotiations that haven't been completed. But there's nothing off the table from our perspective. And we've got a long-standing relationship with, I think, a 14-member bank group and about 20 noteholders, many of which have been in the Tidewater name for well over a decade.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

So also, to answer his question, nothing is secured currently.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Yes, I'm sorry. We have no material security against any of our credit facilities. And that's -- we've always financed the business slightly different than most. We've never been big on vessel-level or project-level financing. Most of our capital structure resides at the parent company, with the exception of some export finance arrangements. But it kind of is what you see.

Turner Holm - Clarksons Platou Securities - Analyst

Sure, okay. But I guess the lack of secured debt gives you a little bit more flexibility. And one more from me, just sort of a housekeeping issue. I think on a previous call, you guys had talked to -- given some tax guidance. You talked about, I think, maybe $10 million to $15 million or $5 million to $10 million of taxes in -- per quarter. You guys had a tax benefit, though, this quarter. Is there anything changed on the tax side?

Quinn Fanning - Tidewater Inc. - EVP and CFO

I think the primary adjustment for the quarterly tax expense just reflects revenue has fallen significantly; and the taxes that we do have, or that we are recognizing, are largely revenue-based taxes in so-called deemed profit regimes. So as revenue has come down, our expected tax expense is falling as well. But, what remains true is that we are not reporting pretax earnings. And as a result, the tax expense we do have is based on revenue-based taxation, largely in the African jurisdictions.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Turner Holm - Clarksons Platou Securities - Analyst

All right. Thank you very much, gentlemen. I appreciate it.

Operator

Joe Gibney, Capital One.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Thanks. Good morning.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Just one quick one for me. I was just curious if we could get an update on percentage of your fleet on spot versus term. I know historically this is a pretty fluid number, given kind of your fleet scale and geographic distribution; and the rule of thumb used to be kind of 50%/50%, ballpark.

Is there an update on this? It's sort of helpful as we try to think about triangulating a little bit on from mark-to-market perspectives of your fleet from a day-rate standpoint.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Joe, just a comment to -- when you say it used to be traditionally 50%/50% spot and term, I think you are referring more to our contract cover. That was not the percentage of term versus spot. So that is, I think, a much greater percentage that you're attributing to the spot market than has historically (multiple speakers).

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Right, right. Constant -- correct, correct.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

And I think Jeff Gorski may have a comment on the current splits.

Jeff Gorski - Tidewater Inc. - EVP and COO

Yes, Joe, this is Jeff Gorski. So as we've been looking and then reporting last couple of quarters of the active fleet, you know, a year out, we're still hitting that 50% in terms of term coverage. So we really haven't seen, as we expect a few more boats over the last company coverage -- our coverage in contracting, however, seems to continue. And so I see that as a positive.

But as Jeff mentioned, we are considerably always looking at spot opportunities as well as term opportunities. But our contract coverage seems to be hanging in there over the last couple of quarters, as we've been reporting.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Okay, thanks, guys. I appreciate it; that was all I had.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Thanks, Joe.

Operator

Daniel Burke, Johnson Rice.

Daniel Burke - Johnson Rice & Company - Analyst

Hey, good morning, guys.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Good morning, Daniel.

Daniel Burke - Johnson Rice & Company - Analyst

Can you all say where the stack count was at the end of January? Just trying to discern if there's been any change in the tempo of stacking as you've gotten into the March quarter here.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Daniel, I think it's about where we reported at the end of December. We don't, you know --.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Maybe just to distinguish, I think we were at 56 vessels on average during the December quarter, but 70 at quarter-end. And that's probably not too far from where we are today. I don't have the numbers in front of me, but there has been no wave of stackings in the last two weeks, if that was your question.

Daniel Burke - Johnson Rice & Company - Analyst

Okay, that's helpful, Quinn. And then when we think about your operating costs -- and part of that is obviously your stacked costs. Do the stacked costs load pretty much into the R&M line item, or are they sprinkled amongst your operating costs categories? Just trying to figure out how low that R&M line can get.

Quinn Fanning - Tidewater Inc. - EVP and CFO

No, actually, most of the stacked vessel costs would fall in the crew wages line and in the supplies and fuel line --

Jeff Platt - Tidewater Inc. - President, CEO, and Director

And other.

Quinn Fanning - Tidewater Inc. - EVP and CFO

-- and other, given berthing fees and things like that. But R&M is either routine maintenance, which tends to be on an active vessel more so than in a stacked vessel; and then major repairs, which would include regulatory drydocking costs -- all of which would fall in that R&M line. But I think the R&M expense associated with the stacked fleet would be very, very small.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Daniel Burke - Johnson Rice & Company - Analyst

Okay. All right, my misunderstanding. And then maybe just last one for me -- on the Americas side, top line held up little better than we were looking for, as did margin. I guess we'll see in the Q the R&M apportionment by region. And maybe that would be the driver on the margin side. But just going back to some of the Brazil commentary from last quarter, were you guys successful at re-contracting any of the vessels you were taking out of that market in the Americas region?

Quinn Fanning - Tidewater Inc. - EVP and CFO

I think most if not all of the vessels have moved into the stacked fleet at this point.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Yes.

Daniel Burke - Johnson Rice & Company - Analyst

I'm sorry, Quinn; could you repeat that? I didn't hear you.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Daniel, I think we have not re-contracted. Most of those vessels, in fact all of those vessels, have moved into the stacked fleet. And that's a large percentage of what we stacked in the quarter.

Daniel Burke - Johnson Rice & Company - Analyst

Okay, great. I appreciate the comment, guys. Thanks, Jeff.

Operator

Mark Brown, Seaport Global.

Mark Brown - Seaport Global Securities - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Hi, Mark.

Mark Brown - Seaport Global Securities - Analyst

I wanted to ask about your subsea group. I think you had maybe half a dozen ROVs operating. And what are your thoughts on that business short-term, long-term? And could that potentially be a business that you'd consider divesting?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

Mark, it is a small part of the Tidewater story, so to speak. So when you talk about divesting, you're talking -- you're right -- a half-dozen of ROVs and some personnel. Actually, we continue to look at some projects.

Subsea, not just for Tidewater, but subsea in general is having its own challenges in the offshore market. Is it something we potentially could divest? Sure, it could be. I still think strategically, though, that's still an area that we have interest in. And when the market turns around, I think it's going to prove its value to us. So I didn't want it to sound like a waffle answer, but that's really where we're at with it.

Mark Brown - Seaport Global Securities - Analyst

That's helpful, that's helpful. And I was just curious on the dividend decision, if you entertained just cutting the dividend -- I know that has been in place since 1993 -- rather than eliminating it. I was just curious how you thought through that decision?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Mark, we think through that every quarter with our Board. We have a recommendation as management. As we said, the Board was in agreement with management's recommendation. So we went ahead and did a total suspension of it. It's not something we do lightly. But, again, we just think that is absolutely the right decision to make for the Company at this time.

Mark Brown - Seaport Global Securities - Analyst

All right. And then just one more question. Curious what the average cost of stacking costs per day for towing supply or deepwater vessel, and whether you have been able to reduce that over the last few quarters?

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Mark, I think we've stated previously, but it's in the ZIP Code of about $1,000 a day, and that's on a worldwide basis. The one thing we are doing, making sure of, is when we stack, the new fleet we have, with the electronics on board, the equipment. We're not just putting it off alongside, in the weeds, to go to hell at the end of the day. We are providing, we think, the right maintenance that will decrease the cost of reactivating that equipment down the road. So it's about $1,000 a day on an average across the fleet.

Mark Brown - Seaport Global Securities - Analyst

Thank you. Appreciate it.

Operator

Bill Gerding, Citi.

Bill Gerding - Citigroup - Analyst

I was wondering if you could provide any guidance on day rate trajectories -- just a rough ballpark -- in the more sheltered markets. The Jones Act fleet, for one, kind of stands out to me. If we might be approaching a floor, or there could be a (technical difficulty) supply constraints compared to other markets.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Bill, I think that's exactly why we stopped giving guidance going forward. Clients everywhere, inclusive of the Gulf of Mexico and US waters, are again retrenching. Their budgets are in flux. And, again, the pressure continues everywhere. The Gulf of Mexico is not something that's excluded from that.

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FEBRUARY 03, 2016 / 04:00PM GMT, TDW - Q3 2016 Tidewater Inc Earnings Call

So again, its pressure remains everywhere. Giving you trajectory ideas, I think, would be a mistake. We just don't have any clarity or confidence in what our clients are going to be doing to give that to you. Certainly, the spot market reacts much quicker, because it has the ability to do it. You have term contracts that do roll off, that will affect the average day rates. And clients are renegotiating everything. So when we put that together, it's pretty difficult to give you any guidance that we have any confidence in.

Bill Gerding - Citigroup - Analyst

That's fair enough.

Jeff Platt - Tidewater Inc. - President, CEO, and Director

Okay. Thanks, Bill.

Operator

(Operator Instructions) That is all the questions we have for today. I will now turn the call back over to the Tidewater team.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

Thank you, Christine. Thanks for hosting the call for us today. And again, thanks for everyone and your interest in Tidewater. Have a great day.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for participating. You may now disconnect.

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